Exhibit 3.1

ARTICLES OF INCORPORATION

OF

LOCH EXPLORATION, INC.

The undersigned natural, adult persons, acting as incorporators of a corporation (hereinafter usually referred to as the “Corporation”) pursuant to the provisions of the Texas Business Corporation Act, hereby adopt the following Articles of Incorporation for said Corporation.

ARTICLE I

Name

The name of the Corporation shall be Loch Exploration, Inc.

ARTICLE II

Duration

The period of duration of the Corporation shall be perpetual.

ARTICLE III

Objects, Purposes, and Powers

The purposes for which the Corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Texas or of the United States and, without limiting the generality of the foregoing, specifically:

1.             To explore, prospect, drill for, produce, market, sell, and deal in and with petroleum, mineral, animal, vegetable, and other oils, asphaltum, natural gas, gasoline, naphthene, hydrocarbons, oil shales, sulphur, salt, clay, coal, minerals, mineral substances, metals, ores of every kind or other mineral or nonmineral, liquid, solid, or volatile substances and products, by-products, combinations, and derivatives thereof, and to buy, lease, hire, contract for, invest in, and otherwise acquire, and to own, hold, maintain, equip, operate, manage, mortgage, create security interests in, deal in and with, and to sell, lease, exchange, and otherwise dispose of oil, gas, mineral, and mining lands, wells, mines, quarries, rights, royalties, overriding royalties, oil payments, and other oil, gas, and mineral interests, claims, location, patents, concessions, easements, rights-of-way, franchises, real and personal property, and all interests therein, tanks, reservoirs, warehouses, storage facilities, elevators, terminals, markets, docks, piers, wharves, drydocks, bulkheads, pipe lines, pumping stations, tank cars, trains, automobiles, trucks, cars, tankers, ships, tugs, barges, boats, vessels, aircraft, and other vehicles, crafts, or machinery for use on land, water, or air, for prospecting, exploring, and drilling for, producing, gathering, manufacturing, refining, purchasing, leasing, exchanging, or otherwise acquiring, selling, exchanging, trading for, or otherwise disposing of such mineral and nonmineral substances; and to do engineering and contracting and to design, construct, drill, bore, sink, develop, improve, extend, maintain, operate, and repair wells, mines, plants, works, machinery, appliances, rigging, casing, tools, storage, and transportation lines and systems for this Corporation and other persons, associations, or corporations.

2.             To establish and maintain a drilling business with authority to own and operate drilling rigs, machinery, tools, or apparatus necessary in the boring or otherwise sinking of wells for the production of oil, gas, or water; to construct or acquire by lease or otherwise, and to maintain and operate pipelines for the conveyance of oil and natural gas, oil storage tanks and reservoirs, and tank cars of all kinds, tank steamers, and other vessels, wharves, docks, warehouses, storage houses, loading racks, and all other convenient instrumentalities for the shipping and transportation of crude or refined petroleum or natural gas and all other volatile, solid, or liquid mineral substances in any and all forms; to manufacture, buy, sell, lease, let, and hire machines and machinery, equipment, tools, implements, and appliances, and all other property, real and personal, useful or available in prospecting for and in producing, transporting, storing, refining, or preparing for market, petroleum and natural gas and all other volatile and mineral substances and their products and by-products and of all articles and materials in any way resulting from or connected therewith; to purchase, lease, construct, or otherwise acquire, exchange, sell, let, or otherwise dispose of, own, maintain, develop, and improve any and all property, real or personal, plants, refineries, factories, warehouses, stores, and buildings of all kinds useful in connection with the business of the Corporation including the drilling for oil and gas wells or mining in any manner or by any method permitted by law on such real property.

3.             To prepare, compound, manufacture, purchase, or otherwise acquire; to sell or otherwise dispose of; and to import, export, and trade in general merchandise of all and every kind, nature, and description.

4.             To enter into franchise or other marketing arrangements.

5.             To acquire, own, hold, develop, maintain, operate, manage, lease, sell, exchange, convey, mortgage, dispose of, and otherwise deal in property of every nature and description, both real and personal, including oil and gas or other mineral leases, rights, claims, or interest, whether situated in the United States or elsewhere, so far as permissible by law; to pay for the same in cash, the stock of this Corporation, bonds, or otherwise; to hold, exploit, and develop, or in any manner to dispose of or assign, the whole or any part of the property so purchased; to produce, refine, and market any and all minerals or other products from any such operations.

6.             To advance or negotiate the advance of money or interest on securities or otherwise; to lend money or negotiate loans; to draw, accept, endorse, discount, buy, sell, and deliver bills of exchange, promissory notes, bonds, debentures, coupons, and other negotiable instruments and securities; to issue on commission, subscribe for, take, acquire, hold, sell, exchange, and deal in shares, stocks, bonds, obligations, and securities of any government or authority or company.

7.             To apply for, obtain, register, lease, purchase, or otherwise acquire and to hold, use, sell, trade, exchange, assign, mortgage, or otherwise dispose of trademarks, copyrights, inventions, trade names, formulae, secret processes, and all improvements and processes used in connection with or secured under letters patent of the United States or of other countries or otherwise; and to grant licenses in respect thereto and otherwise turn the same to account.

8.             To contract with the United States, or any agency thereof, or any of the states or political subdivisions thereof, or with any persons in authority, municipalities, boards, bureaus, or departments, or any political subdivisions of any state of the United States or colonies or territories thereof, or any foreign countries, or any political subdivisions thereof, and all corporations, firms, associates, and individuals in relation to or in connection with any of the objects, purposes, or business of the Corporation.

9.             To enter into agreements for the sale of stocks and bonds or other securities of the Corporation and to make and enter into options for the sale of stock of the Corporation, upon such terms and conditions as are permitted by the laws of the State of Texas and the United States.

10.           To indemnify officers, directors, and employees against harm or loss resulting from their actions in their capacities as such.

11.           To lend the uninvested funds of the Corporation, from time to time and to such extent, to such persons, firms, associations, corporations, governments, or subdivisions thereof and on such terms and on such security, if any, as the Board of Directors of the Corporation may determine.

12.           To conduct the business of the Corporation in Texas, other states, the District of Columbia, the territories and colonies of the United States, and foreign countries and territories and colonies thereof; to have one or more offices outside of this state; and to acquire, purchase, hold, mortgage, pledge, assign, transfer, and convey real and personal property out of Texas.

13.           In furtherance of and not in limitation of the powers conferred by the laws of the State of Texas, the Board of Directors is expressly authorized without the assent or the vote of the stockholders to issue bonds, debentures, or other obligations of the Corporation, secured or unsecured, from time to time, for any of the objects or purposes of the Corporation and to include therein such provisions as to redeemability, convertibility into stock, or otherwise and to sell or otherwise dispose of any or all of them, all in such manner and upon such terms as the Board of Directors may deem proper and as shall be fixed and stated in a resolution or resolutions adopted by the Board of Directors.

14.           To such extent as is or may hereafter become permissible under the laws of the State of Texas, the Corporation is authorized, either as principal or agent, and either alone or in connection with other corporations, firms, or individuals, to do all and everything necessary, suitable, convenient, or proper for, in connection with, or incident to the accomplishment of any of the purposes for the attainment of any one or more of the objects herein enumerated or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties, and, in general, to do any and all things and exercise any and all powers, rights, and privileges which a corporation may now or hereafter be organized to do or to exercise under the laws of the State of Texas or under any act amendatory thereof, supplemental thereto, or substituted therefor.

The several clauses contained in this statement of purposes shall be construed as both purposes and powers; and the statements contained in each clause shall be in nowise limited or restricted by reference to or inference from the terms of any other clause but shall be regarded as independent purposes and powers; and no recitation, expression, or declaration of specific or special powers or purposes herein enumerated shall be deemed to be exclusive; but it is hereby expressly declared that all other lawful powers not inconsistent herewith are hereby included.

ARTICLE IV

Capital Stock

The authorized capital stock of the Corporation shall consist of 50,000,000 shares of common stock with a par value of $0.01 per share.  The Corporation will not commence business until it has received for the issuance of its shares consideration of the sum of $1,000, consisting of money, labor done, or personal property actually received.

ARTICLE V
Preferences, Limitations, and Relative Rights of Capital Stock

No share of the capital stock authorized in Article IV shall have any preference over or limitation in respect to any other share of such capital stock.  All shares of the capital stock authorized in Article IV shall have equal rights and privileges, including the following:

1.             All outstanding shares shall share equally in dividends and upon liquidation.  Dividends shall be payable at the discretion of the Board of Directors of the Corporation at such times and in such amounts as it deems advisable, subject, however, to the provisions of any applicable law; provided further, however, that any dividends which may be declared by the Board of Directors of the Corporation shall be paid in cash or property only out of the unreserved and unrestricted earned surplus of the Corporation, except as otherwise provided by the applicable laws of the State of Texas and except that the Board of Directors of the Corporation, from time to time, may distribute to its stockholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the following provisions:

A.            No such distribution shall be made at a time when the Corporation is insolvent or when such distribution would render the Corporation insolvent.

B.            Each such distribution, when made, shall be identified as a distribution in partial liquidation and the amount per share disclosed to the stockholders receiving the same concurrently with the distribution thereof.

2.             Each outstanding share shall be entitled to one vote at stockholders’ meetings, either in person or by proxy.

3.             Cumulative voting shall not be allowed in elections of directors or for any other purpose.

4.             No holder of shares of common stock of the Corporation shall be entitled, as such, to any preemptive or preferential right to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter be authorized to issue.  The Board of Directors of the Corporation, however, in its discretion by resolution, may determine that any unissued securities of the Corporation shall be offered for subscription solely to the holders of common stock of the Corporation, or solely to the holders of any class or classes of such stock, which the Corporation may now or hereafter be authorized to issue, in such proportions based on stock ownership as said board in its discretion may determine.

5.             All shares, when issued, shall be fully paid and nonassessable.

6.             The Board of Directors may restrict the transfer of any of the Corporation’s stock issued by giving the Corporation or any stockholder “first right of refusal to purchase” the stock, by making the stock redeemable, or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of the State of Texas.  Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

7.             The judgment of the Board of Directors as to the adequacy of any consideration received or to be received for any shares, options, or any other securities which the Corporation at any time may be authorized to issue or sell or otherwise dispose of shall be conclusive in the absence of fraud, subject to the provisions of these Articles of Incorporation and any applicable law.

ARTICLE VI

Place of Business

The principal office and the principal place of business of the Corporation initially shall be located in Gainesville, Texas.  The Board of Directors, however, from time to time may establish such other offices, branches, subsidiaries, or divisions which it may consider to be advisable.  The address of the Corporation’s initial registered office in Texas for purposes of the Texas Business Corporation Act, as amended, shall be:

414 East Elm

Gainesville, Texas 76240

The name of the Corporation’s initial registered agent at the address of the aforesaid registered office for purposes of this Act shall be:

Glenn L. Loch

ARTICLE VII

Directors

The affairs of the Corporation shall be governed by a board of not less than three (3) nor more than nine (9) directors, who shall be elected in accordance with the By-laws of the Corporation.  The organization and conduct of the board shall be in accordance with the following:

1.             The names and the addresses of the members of the initial Board of Directors, who shall hold office until the first annual meeting of the stockholders of the Corporation or until their successors shall have been elected and qualified, are:

Name	Address
Glenn L. Loch	One Horse Lane Gainesville, Texas 76240

John L. Tracy, Jr.	920 Lindsay Gainesville, Texas 76240

Michael R. Lewis	520 Brookhurst Dallas, Texas 75218

2.             The directors of the Corporation need not be residents of Texas and shall not be required to hold shares of the Corporation’s capital stock.

3.             Meetings of the Board of Directors, regular or special, may be held within or without Texas upon such notice as may be prescribed by the By–laws of the Corporation.  Attendance of a director at a meeting shall constitute a waiver by him of notice of such meeting unless he attends only for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

4.             A majority of the number of directors at any time constituting the Board of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at a meeting which a quorum is present shall be the act of the Board of Directors.

5.             By resolution adopted by a majority of the directors at any time constituting the Board of Directors, the Board of Directors may designate two (2) or more directors to constitute an Executive Committee which shall have and may exercise, to the extent permitted by law or in such resolution, all the authority of the Board of Directors in the management of the Corporation; but the designation of any such committee and the delegation of authority thereto shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed on it or him by law.

6.             Any vacancy in the Board of Directors, however caused or created, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors.  A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and until his successor is duly elected and qualified.

ARTICLE VIII

Officers

The officers of the Corporation shall consist of a President, one or more Vice Presidents as may be prescribed by the By–laws of the Corporation, a Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors at such time and in such manner as may be prescribed by the By–laws of the Corporation.  Any two or more offices may be held by the same person except the offices of President and Secretary.

ARTICLE IX

Meetings of Stockholders

Meetings of the stockholders of the Corporation shall be held at such place within or without Texas and at such times as may be prescribed in the By–laws of the Corporation.  Special meetings of the stockholders of the Corporation may be called by the President of the Corporation, the Board of Directors, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting.  At any meeting of the stockholders, except to the extent otherwise provided by law, a quorum shall consist of a majority of the shares entitled to vote at the meeting; and, if a quorum is present, the affirmative vote of the majority of shares represented at the meeting and entitled to vote thereat shall be the act of the stockholders unless the vote of a greater number is required by law.

ARTICLE X

By–Laws

The initial By–laws of the Corporation shall be adopted by its Board of Directors, in which all shall be vested the power to alter, amend, or repeal the By–laws or to adopt new By–laws.

ARTICLE XI

Transactions with Directors and Other Interested Parties

No contract or other transaction between the Corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by the Corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation.  Any director of the Corporation, individually, or any firm with which such director is affiliated may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of the Corporation, or a majority thereof, at or before the entering into such contract or transaction; and any director of the Corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize such contract or transaction and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

ARTICLE XII

Incorporators

The name and the address of each incorporator of the Corporation are as follows:

Name	Address
Glenn L. Loch	One Horse Lane Gainesville, Texas 76240

John L. Tracy, Jr.	920 Lindsay Gainesville, Texas 76240

Michael R. Lewis	520 Brookhurst Dallas, Texas 75218

IN WITNESS WHEREOF, the undersigned incorporators, each being over the age of eighteen, have hereunto affixed their signatures on the 14th day of May, 1979.

Glenn L. Loch

John L. Tracy, Jr.

Michael R. Lewis

STATE OF TEXAS                              )

                                                                )  ss.

COUNTY OF COOKE                          )

I, Shirley Meece, a Notary Public in and for the State of Texas, hereby certify that on the 14th day of May, 1979, personally appeared before me Glenn L. Loch, John L. Tracy, Jr., and Michael R. Lewis, being by me first duly sworn, who declare that they are the persons who signed the foregoing Articles of Incorporation as incorporators and that the statements contained therein are true.

NOTARY PUBLIC

My Commission expires 9-12-79.

(SEAL)